Exhibit 4.5

The following is a summary of amendments to the Ford Motor Company Savings and Stock Investment Plan for Salaried Employees, effective April 18, 2007:

•	Remove the restriction that limits exchanges into the Ford Stock Fund to no more than five times per month.